Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279156

Prospectus Supplement No. 8

(to the Prospectus dated July 5, 2024, as supplemented by

Prospectus Supplement No. 1, dated August 2, 2024

Prospectus Supplement No. 2, dated September 26, 2024

Prospectus Supplement No. 3, dated October 4, 2024

Prospectus Supplement No. 4, dated October 11, 2024

Prospectus Supplement No. 5, dated October 21, 2024

Prospectus Supplement No. 6, dated November 1, 2024 and

Prospectus Supplement No. 7, dated November 12, 2024)

CERO THERAPEUTICS HOLDINGS, INC.

44,523,704 Shares of Common Stock

This prospectus supplement no. 8 (this “Prospectus Supplement”) amends and supplements the prospectus dated July 5, 2024 (as may be supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-279156). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Report on Form 8-K (“Form 8-K”) filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on November 18, 2024. Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock and public warrants are listed on Nasdaq Global Market and Nasdaq Capital Market (collectively, “Nasdaq”) under the symbols “CERO” and “CEROW,” respectively. On November 15, 2024, the last quoted sale price of our common stock as reported on Nasdaq was $0.2853 per share and the last quoted sale price of our public warrants as reported on Nasdaq was $0.0183 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 31 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 18, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2024

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On November 15, 2024, the Company, issued a press release announcing that the U.S. Food and Drug Administration had cleared the Company’s Investigational New Drug Application for Phase 1 clinical trials of its lead compound, CER-1236, in acute myelogenous leukemia (AML). A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Press release, dated November 15, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2024	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Interim Chief Executive Officer

Exhibit 99.1

CERo Therapeutics, Inc. Receives FDA Clearance of Investigational New Drug Application to Initiate Phase 1 Clinical Trial of Its Lead Compound CER-1236 in Acute Myelogenous Leukemia

SOUTH SAN FRANCISCO, Calif, Nov. 15, 2024 (GLOBE NEWSWIRE) -- CERo Therapeutics Holdings, Inc. (Nasdaq: CERO) (“CERo”), an innovative immunotherapy company seeking to advance the next generation of engineered T cell therapeutics augmented with phagocytic mechanisms derived from the innate arm of the immune system, announces that the U.S. Food and Drug Administration (FDA) has cleared the Company’s Investigational New Drug Application (IND) for Phase 1 clinical trials of its lead compound, CER-1236, in acute myelogenous leukemia (AML).

Interim CEO Chris Ehrlich commented, “Following our productive discussions with FDA, we look forward to initiating our first in-human trial of CER-1236 in AML. We believe our lead compound offers a novel and powerful approach in treating cancer and will explore its differentiated attributes in the upcoming clinical trial in patients with one of the deadliest of all cancers, AML.

“To be sure, I want to thank the entire CERo team for bringing CER-1236 to this pivotal point in its development, a very important milestone for all of us. Now this team will turn its attention to expeditiously deploying our resources in anticipation of what we believe will be a first quarter 2025 start for our Phase 1 trial, and we look forward to sharing future program updates,” concluded Ehrlich.

About CERo Therapeutics, Inc.

CERo is an innovative immunotherapy company advancing the development of next generation engineered T cell therapeutics for the treatment of cancer. Its proprietary approach to T cell engineering, which enables it to integrate certain desirable characteristics of both innate and adaptive immunity into a single therapeutic construct, is designed to engage the body’s full immune repertoire to achieve optimized cancer therapy. This novel cellular immunotherapy platform is expected to redirect patient-derived T cells to eliminate tumors by building in engulfment pathways that employ phagocytic mechanisms to destroy cancer cells, creating what CERo refers to as Chimeric Engulfment Receptor T cells (“CER-T”). CERo believes the differentiated activity of CER-T cells will afford them greater therapeutic application than currently approved chimeric antigen receptor (“CAR-T”) cell therapy, as the use of CER-T may potentially span both hematological malignancies and solid tumors. CERo anticipates initiating clinical trials for its lead product candidate, CER-1236, in early 2025 for AML.

Forward-Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy, clinical development of CER-1236, the potential benefits of CER-1236 in AML, and the plans and objectives of management for future operations of CERo. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this communication, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When CERo discusses its strategies or plans, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, CERo’s management.

Actual results could differ from those implied by the forward-looking statements in this communication. Certain risks that could cause actual results to differ are set forth in CERo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on April 2, 2024, subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission and the documents incorporated by reference therein. The risks described in CERo’s filings with the Securities and Exchange Commission are not exhaustive. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can CERo assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements made by CERo or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. CERo undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investors:

CORE IR

investors@cero.bio